PERSONAL AND CONFIDENTIAL
April 14, 2011

Kelly Moyer
[*]

Dear Kelly:

I am pleased to present you with an offer of promotion to Assistant Controller, effective April 18, 2011 (your “Appointment Date”). The appointment and the following items are subject to your accceptance of this offer.

POSITION:	Assistant Controller
GRADE:	15

APPOINTMENT DATE:	April 18, 2011

BASE SALARY:	Your annual base salary will be $160,000 per year, commencing as of your Appointment Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

INCENTIVE AWARD:
You will be eligible to participate in NCR's Rewards for Results (RfR), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. You will be eligible for a target incentive award of 20% of your base salary.

EQUITY AWARDS:
Subject to your acceptance of this offer and the approval of the Compensation and Human Resource Committee of the NCR Board of Directors (the "Committee"), you will receive an equity award with a total value of $25,000, to be delivered in Time-Based Restricted Stock Units, as described in Appendix A. The effective date of the grant ("Grant
Date") will be determined per standard Company practice.

Additional information on the offer components is included in Appendix A and Appendix B, which are incorporated by reference into this letter.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason. You acknowledge and agree

[*] Blank spaces contained confidential information that has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K

Kelly Moyer
April 14, 2011

that your employment with NCR is "at will" and that you may be terminated by NCR at any time, with or without cause.

Congratulations and welcome to the team! Please indicate your acceptance of this offer, including the terms and conditions in Appendices A and B, by signing below and returning it to [*].

Sincerely,

/s/ Beth Potter
Beth Potter
Corporate Controller

/s/ Kelly Moyer                    April 15, 2011
Agreed and Accepted                    Date
Kelly Moyer

APPENDIX A

Incentive Plan Awards (RfR, SCP, Equity, etc.)_- All NCR incentive plans are designed to address the conditions of an ever-changing marketplace, and the company can not make definitive representations concerning the continuation of format or the size of individual awards under the plans. NCR reserves the right to modify or cancel, to the extent permissible under local laws and regulations, each such plan and its terms at any time, at NCR's sole discretion.

Annual Performance Assessment - Your annual performance and compensation, including any future equity awards, will be assessed and determined in Q1 of each year.

Hiring Equity Award -

Time-Based Restricted Stock Units: On the Grant Date, NCR will grant you TimeBased Restricted Stock Units (the "Time-Based Units") (each of which represents a single share of NCR common stock) with a value of $25,000. The actual number of Time-Based Units will be determined by taking the value of the award and dividing it by the average closing price of NCR stock during the twenty (20) trading days immediately prior to but not including the Grant Date. The result shall be rounded to the nearest whole unit. Subject to your continued employment with NCR at that time, the Time-Based Units will vest on the third anniversary of the Grant Date. The Time-Based Units will be subject to standard terms and conditions determined by the Committee.

Your equity awards will be issued under the terms of NCR's Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the awards will be outlined in the award agreements contained on Fidelity's website. Within several weeks of your Grant Date, your award should be loaded to Fidelity's system. You can access your award at www.netbenefits.fidelity.com. Please review the grant information carefully, including the award agreement, and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at qlobal.compensation@ncr.com.

Non-Competition - By accepting this offer of employment, you agree that during your employment with NCR and for a twelve (12) month period after termination of your NCR employment (or if applicable law mandates a maximum time that is shorter than twelve
(12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR: (a) render services directly or indirectly to, or become employed by, any "Competing Organization" (as defined in this paragraph) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR, its subsidiaries or affiliates, to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR, its subsidiaries or affiliates. For purposes of this letter, "Competing Organization" means any organization identified as a Competing Organization by the Chief Executive Officer of NCR for the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same as or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer for 2010, which remains in effect until an updated list is approved, is set forth in Attachment A to this letter.

Confidentiality and Non-Disclosure - You agree that during the term of your employment with NCR and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of NCR or as required by applicable law, disclose to others or use, whether directly or indirectly, any "Confidential Information" regarding NCR. "Confidential Information" shall mean information about NCR, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR, including (without limitation): (I) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of NCR, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR, and that such information gives NCR a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to NCR all documents, slides, computer tapes, drives, storage devices, disks and other media (and all copies thereof) containing any Confidential Information. You will also ensure that after termination of your employment you retain no Confidential Information in computers or devices belonging to you, and will advise NCR if you do have Confidential Information in such locations.

Breach of Restrictive Covenants - You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the "Restrictive Covenants") are reasonable and necessary for the protection of NCR's legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You further acknowledge and agree that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this letter. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits as described in this letter, and all other consideration provided to you under the terms of this letter. You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration - Any controversy or claim arising under or related in any way to this letter or your employment with NCR (including, but not limited to, any claim of fraud or misrepresentation, any claim regarding the termination of your employment, or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by binding arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. If you are employed in the United States, the arbitration shall be pursuant to the NCR dispute resolution policy and the then current rules of the American Arbitration Association, and shall be held at a neutral location, in or near the city where you work or have worked for NCR if you reported into an NCR facility; or if you worked out of your residence, the capital city or the nearest major city (i.e., with a population in excess of 250,000) in the state in which you reside. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business organization in which you work. The arbitration shall be held before a single arbitrator who is an attorney or former judge or magistrate knowledgeable in employment law and/or competition law. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles. Each party shall bear its own attorney's fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph. This paragraph shall control over any language to the contrary in any applicable Company policy.

Section 409A of the Code - While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules: (i) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses, (ii) the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year, and (iii) your right to have NCR reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding any other provision of this letter, NCR may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

APPENDIX B
For purposes of non-competition provisions in NCR plans, documents and/or agreements that refer to "Competing Organizations" as identified by the Chief Executive Officer in Ql of each year, the companies identified in the list below are "Competing Organizations" for 2010. Please note this list is not limiting, and the term "Competing Organization" also includes any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

Amadeus Arinc.	Hyosung Hitachi	Retalix Schades-Heipa
Aurillion	IBM	SITA
CoinStar/RedBox	IER	Solo Health
Diebold	KAL (Korala Associates)	Sonic Solutions
EPIC	Kiosk (KIS)	Talaris
Fujitsu	Mahathi	Tolt
Fujitsu Frontech	Micros	Unisys
Getronics	Nashua	Verifone
GRG Banking Equipment	Netflix	Wincor
Greatwater	NRT
Glory	Oki
Hewlett Packard	Radiant